Exhibit 4.1(b)

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

BY AND AMONG

BJ’S WHOLESALE CLUB HOLDINGS, INC.,

GREEN EQUITY INVESTORS V, L.P.,

GREEN EQUITY INVESTORS SIDE V, L.P.,

BEACON COINVEST LLC AND

CVC BEACON LP

JUNE     , 2018

i

Schedule A - LGP Investors

Schedule B - CVC Investors

ii

STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of June     , 2018, by and among BJ’S WHOLESALE CLUB HOLDINGS, INC., a Delaware corporation (the “Company”), the investment funds listed on Schedule A hereto (collectively, “LGP”) and the entity listed on Schedule B hereto (“CVC” and CVC, together with LGP, the “Stockholders”).

R E C I T A L S

WHEREAS, the Company (in the name of its predecessor company, Beacon Holding Inc.) entered into that certain Merger Agreement, dated as of June 28, 2011, by and among BJ’s Wholesale Club, Inc., a Delaware corporation(“BJs”), the Company and Beacon Merger Sub Inc., a Delaware corporation (the “Transitory Subsidiary”), pursuant to which the Transitory Subsidiary merged with and into BJs (the “Merger”), with BJs being the surviving entity of the Merger and a wholly-owned subsidiary of the Company;

WHEREAS, the closing of the Merger took place on September 30, 2011 and the original Stockholders Agreement of the Company (in the name of its predecessor company, Beacon Holding Inc.) was dated as of such date (the “Original Agreement”);

WHEREAS, on the date hereof immediately following the execution of this Agreement, the Company will price an initial public offering of shares of its common stock (such shares of common stock, the “Common Stock”, and such initial public offering, the “IPO”) pursuant to an Underwriting Agreement dated as of the date hereof;

WHEREAS, in connection with the IPO, the parties hereto desire to provide for certain registration rights and other matters for the period on and after the date hereof and to amend and restate the Original Agreement in its entirety pursuant to this Agreement; and

WHEREAS, if the IPO is not promptly consummated, the parties hereto will amend and restate this Agreement to the form of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I.

REGISTRATION RIGHTS.

Section 1.01 Requested Registration; Covered Sales; Access.

(a) Request for Registration.

(i) Following the occurrence of the IPO, subject to Section 1.08, a Stockholder (in such capacity, an “Initiating Investor”) may elect to cause the Company to effect a Registration with respect to all or a part of the Registrable Securities held by such Initiating Investor on Form S-1 (or any successor form) in an amount greater than $25 million dollars (an “S-1 Demand”). In the event such Initiating Investor provides notice to the Company of its election to cause an S-1 Demand, the Company will (A) promptly give written notice of the proposed Registration to the other Stockholder; and (B) as soon as practicable, use its commercially reasonable efforts to effect such Registration (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities of the Initiating Investor as are specified in such request, together with all or such portion of the Registrable Securities of the other Stockholder joining in such request as are specified in a written request of such other Stockholder received by the Company within fifteen (15) Business Days after written notice from the Company is given under Section 1.01(a)(i)(A) above.

(ii) If the Company shall receive from an Initiating Investor, at any time after the Company is eligible to register Registrable Securities on Form S-3, a written request that the Company effect a Registration with respect to all or a part of the Registrable Securities held by such Initiating Investor on Form S-3 in an amount greater than five million dollars ($5,000,000), the Company will (A) promptly give written notice of the proposed Registration to the other Stockholder, and (B) as soon as practicable, use its commercially reasonable efforts to effect such Registration (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities of the Initiating Investor as are specified in such request, together with all or such portion of the Registrable Securities of the other Stockholder joining in such request as are specified in a written request of the other Stockholder received by the Company within fifteen (15) Business Days after written notice from the Company is given under Section 1.01(a)(ii)(A) above; provided that the Company shall not be obligated to effect, or take any action to effect, any such Registration pursuant to this Section 1.01(a)(ii) after the Company has effected three (3) such Registrations requested by such Initiating Investor pursuant to this Section 1.01(a)(ii) during the previous twelve (12) month period.

(iii) If the Registration pursuant to Section 1.01(a)(ii) is for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provisions) (a “Shelf Registration”), the Company shall use reasonable best efforts to maintain continuously in effect, supplement and amend, if necessary, the Shelf Registration, as required by the instructions applicable to such registration form or by the Securities Act, until there are no remaining Registrable Securities.

(iv) If at any time, the Shelf Registration ceases to be effective, the Company shall file, not later than 30 days after such prior Shelf Registration ceased to be effective, and use its reasonable best efforts to cause to become effective a new Shelf Registration as soon as practicable. If, after any Shelf Registration has become effective, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority, the Company shall use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the Shelf Registration or of any order preventing or suspending the use of any prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

(b) Underwriting.

(i) If an Initiating Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to Section 1.01(a) or prior to the takedown of any Registrable Securities registered pursuant to Section 1.01(a)(ii) and in each case the Initiating Investor shall have the right to select the managing underwriter or underwriters to administer the Registration; provided that such managing underwriter or underwriters shall be acceptable to each Stockholder participating in such Registration (in each such Stockholder’s sole discretion) if both Stockholders are participating in such Registration, or solely to the Initiating Investor if the other Stockholder is not participating in such Registration.

(ii) If the Stockholder that is not an Initiating Investor requests inclusion of Registrable Securities in any Registration or underwriting contemplated by Section 1.01(a), the Initiating Investor may condition such offer on such other Stockholder’s acceptance of the further applicable provisions of this Article I. The Initiating Investor whose Registrable Securities are to be included in such Registration shall (together with the other Stockholder proposing to distribute its Registrable Securities through such underwriting) complete and execute all questionnaires, indemnities, powers of attorney and other documents required for such underwriting and enter into an underwriting agreement in customary form, with the representative of the underwriter or underwriters selected for such underwriting.

(iii) Notwithstanding any other provision of this Section 1.01, if, in any Registration contemplated by Section 1.01(a), the managing underwriter advises the Company and the Stockholders in writing that marketing factors require a limitation on the number of Registrable Securities to be underwritten, the number of Registrable Securities included in the Registration by the Initiating Investor and the other Stockholder shall in each case be reduced on a pro rata basis (based on the number of Registrable Securities proposed to be included in such Registration), by such minimum number of Registrable Securities as is necessary to comply with such request. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such Registration. If the other Stockholder who has requested inclusion in such Registration as provided above disapproves of the terms of the underwriting (including the terms of any indemnification required of such other Stockholder in the underwriting agreement related to such Registration), such Person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Investor. The securities so withdrawn shall also be withdrawn from Registration.

(c) Coordination of Covered Sales. Following the IPO, the Stockholders will use commercially reasonable efforts to coordinate any Covered Sales (any such transfer, a “Coordination Transfer”) of Registrable Securities held by them in accordance with this Section 1.01(c). Prior to any such Coordination Transfer, the applicable Stockholder (the “Notifying Investor”) shall provide the other Stockholder with at least five (5) days prior written notice (a “Coordination Notice”) of the Notifying Investor’s intention to Transfer Registrable Securities held by it in a Covered Sale. The Coordination Notice is intended to permit all Stockholders electing to Transfer Registrable Securities held by them at such time to coordinate the timing and process for Transferring such Registrable Securities in an orderly fashion. Subject to the foregoing provisions of this Section 1.01(c), the Stockholder receiving a Coordination Notice shall be entitled to effect Coordination Transfers of a number of Registrable Securities held by it equal to such Stockholder’s Pro Rata Portion. Each Coordination Notice shall specify (i) the earliest time at which such Stockholder intends to commence a Covered Sale pursuant to this Section 1.01(c), and (ii) to the extent the Covered Sale is a Rule 144 Transfer, (A) whether such a Covered Sale will commence a new measurement period for purposes of the Rule 144 group volume limit or is part of a continuing measurement period previously commenced by another Coordination Notice related to a Rule 144 Transfer, and (B) the volume limit for each Stockholder for that measurement period, determined as of its commencement. In the event that the Stockholder receiving a Coordination Notice agrees to forego its full Pro Rata Portion of any Covered Sale by written notice to the applicable Initiating Investor, the remainder shall be reallocated to the Notifying Investor in like manner. The obligations with respect to Covered Sales set forth in this Section 1.01(c) shall no longer be applicable at such time as either CVC (and its Permitted Transferees) or LGP (and its Permitted Transferees) ceases to own at least ten percent (10%) of the outstanding Shares.

Section 1.02 Company Registration.

(a) Following the consummation of the IPO, if the Company shall determine to Register any of its Equity Securities either for its own account (other than a Registration (x) relating solely to employee stock or benefit plans, (y) relating solely to a Commission Rule 145 transaction, or (z) on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) or for the account of other holders of Equity Securities of the Company or to sell registered securities from a Shelf Registration in an underwritten offering, the Company will:

(i) promptly give to each Stockholder a written notice thereof;

(ii) promptly give to each Stockholder a written notice of any underwriting of a shelf takedown; and

(iii) include in such Registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Stockholders within fifteen (15) days after receipt of the last written notice from the Company described in clause (i) above; provided that in the case of a shelf takedown such request shall be made in time to be included in the shelf takedown. Such written request may specify all or a part of the Stockholder’s Registrable Securities.

(b) Underwriting.

(i) If the Registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 1.02(a)(i). In such event, the right of each Stockholder to include its Registrable Securities in such Registration pursuant to this Section 1.02 shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting to the extent provided herein. Each Stockholder whose Registrable Securities are to be included in such Registration shall (together with the Company) agree to sell such Stockholder’s Registrable Securities on the basis provided in any customary underwriting arrangements approved by the Company and complete and execute all customary questionnaires, power of attorney, indemnities and other documents, in each case in customary form, required for such underwriting arrangements and enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company.

(ii) Notwithstanding any other provision of this Section 1.02, if the representative of the underwriter or underwriters determines that marketing factors require a limitation on the number of Registrable Securities to be underwritten, the representative may (subject to the allocation priority set forth below) exclude from such Registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all Stockholders requesting Registration, and the number of Registrable Securities that may be included in the Registration and underwriting by each of the Stockholders shall be reduced, on a pro rata basis (based on the number of Registrable Securities proposed to be in included in such Registration), by such minimum number of shares as is necessary to comply with such limitation. For the avoidance of doubt, none of the Equity Securities being Registered by the Company for its own account shall be excluded. If any of the Stockholders disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

Section 1.03 Company Control. The Stockholders shall not be permitted to sell any securities pursuant to Section 1.01 or Section 1.02 at any time that the board of directors of the Company determines in good faith that it would be materially detrimental to the Company or its stockholders for sales of securities to be made; provided that all Stockholders shall be treated consistently in connection with each such determination; and provided further, that the Company shall promptly notify each Stockholder in writing of any such action and provided further, that any such delay may not last more than sixty (60) days and such delays may not be in effect more than one hundred and twenty (120) days during any three hundred and sixty-five (365) day period.

Section 1.04 Expenses of Registration; Cooperation.

(a) All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Article I shall be borne by the Company, except that the costs and expenses of more than one special counsel to any Stockholder shall be borne by such Stockholder.

(b) The Company and its Subsidiaries and their respective directors and officers shall cooperate with the Stockholders (including, but not limited to, participation in any “road-show” or similar equity marketing meetings and the preparation of the materials related thereto) and use their commercially reasonable efforts to consummate such Registration in a timely manner.

Section 1.05 Registration Procedures. In the case of each Registration effected by the Company pursuant to this Article I, the Company will keep the Stockholders, as applicable, advised in writing as to the initiation of each Registration and as to the completion thereof. At its expense, the Company will, subject to the terms of this Article I:

(a) keep such Registration that has become effective continuously current and effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission, until the earlier of (x) the expiration of the Required Period and (y) the date on which all Registrable Securities covered by such Registration (i) have been disposed of pursuant to such Registration or (ii) cease to be Registrable Securities; provided that, notwithstanding the foregoing provisions of this Section 1.05(a), with respect to a Shelf Registration that has become effective, the Company shall comply with Section 1.01(a)(iv) with respect to such Shelf Registration. In the event of any stop order, injunction or other similar order or requirement of the Commission or any other governmental or regulatory authority relating to any Registration, the Required Period for such Registration will be extended by the number of days during which such stop order, injunction or similar order or requirement is in effect. No request for Registration for purposes of Section 1.01(a) shall be deemed to have been effected while (x) such Registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental or regulatory authority or (y) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Initiating Investor;

(b) furnish such number of prospectuses, offer documents and other documents incident thereto as each of the Stockholders, as applicable, from time to time may reasonably request;

(c) notify each Stockholder of Registrable Securities covered by such Registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act or other applicable law of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(d) furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion and negative assurance letter, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Stockholders participating in such Registration, addressed to the underwriters, if any, and to the Stockholders participating in such Registration and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Stockholders participating in such Registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Stockholders participating in such Registration;

(e) before filing any registration statement, prospectus, offer document and other documents incident or any amendments or supplements thereto, the Company shall furnish to and afford each Stockholder covered by such document, and its advisors, and the managing underwriters, if any, a reasonable opportunity to review and comment on copies of all such documents (including copies of all exhibits thereto) proposed to be filed;

(f) make available upon reasonable advance notice for inspection by any Stockholder of such Registrable Securities, any underwriter participating in any such distribution and any attorney, accountant or other professional retained by any such Stockholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to conduct a “reasonable” investigation for purposes of Section 11(a) of the Securities Act and other applicable antifraud and securities laws and cause the Company’s officers, directors and employees to make available for inspection all information reasonably requested by such Stockholders in connection with such Offer Document;

(g) use its commercially reasonable efforts to cause all Registrable Securities covered by a Registration to be listed or qualified for trading on any stock exchange or quotation service on which the Company’s outstanding Shares are listed or qualified for trading;

(h) cooperate with each Stockholder and the managing underwriter, if any, participating in the disposition of such Registrable Securities in connection with any filings required to be made with the Financial Industry Regulatory Authority or any other analogous regulation; and

(i) use its commercially reasonable efforts to take all other steps reasonably necessary to effect the Registration, qualification, offering and sale of the Registrable Securities covered by a Registration contemplated hereby and enter into any other customary agreements and take such other actions, including participation in “roadshows”, as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

Section 1.06 Indemnification.

(a) To the extent permitted by law, the Company will indemnify each of the Stockholders, as applicable, each of its officers, directors and partners, and each Person controlling each of the Stockholders, with respect to each Registration which has been effected pursuant to this Article I, and each underwriter for such Stockholders, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any of the following (each, a “Violation”): (x) any untrue statement (or alleged untrue statement) of a material fact contained in any marketing materials, prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (y) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance; and will reimburse each of the Stockholders, each of its officers, directors and partners, and each Person controlling each of the Stockholders, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to any Stockholder, underwriter or controlling person to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon a Violation which occurs in reliance upon information furnished to the Company by the Stockholder, underwriter or controlling person seeking to be indemnified, where such information is specifically provided in writing for use in such prospectus, offering circular or other document.

(b) Each of the Stockholders will, if Registrable Securities held by it are included in the securities as to which such Registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter, each other Stockholder and each of their officers, directors, and partners, and each person controlling such other Stockholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other offering document made in writing by such Stockholder for the express purpose of inclusion in such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Stockholder therein not misleading, and will reimburse the Company and such other Stockholder, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Stockholder and stated to be specifically for use therein; provided, however, that the obligations of each of the Stockholders hereunder shall be limited to an amount equal to the net proceeds to such Stockholder of securities sold in such offering as contemplated herein.

(c) Each party entitled to indemnification under this Section 1.06 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party); provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article I except to the extent the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 1.06 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

Section 1.07 Information by the Stockholders. Each of the Stockholders holding securities included in any Registration shall furnish to the Company such information regarding such Stockholder and the distribution proposed by such Stockholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any Registration, qualification or compliance referred to in this Article I.

Section 1.08 “Market Stand-off” Agreement.

(a) Each of the Stockholders agrees not to sell or otherwise Transfer or dispose of any Registrable Securities held by such Stockholder, if requested by the Company and an underwriter of Equity Securities of the Company, for a period not longer than, (i) with respect to the IPO, the one hundred and eighty (180) day period following the consummation of the IPO or (ii) following the IPO, the longer of (x) the ninety (90) day period following the consummation of the applicable Registration and (y) the period requested by an underwriter with respect to the applicable Registration (which period shall in no event exceed one hundred and eighty (180) days following the consummation of such Registration); provided that if such offering includes a primary underwritten offering by the Company, all directors and substantially all officers of the Company enter into similar agreements; and provided further that if such offering does not include a primary underwritten offering by the Company, the Stockholders shall only be required to enter into such agreements if such Stockholder is selling shares in connection with such offering. Any waiver provided by the Company or an underwriter of Equity Securities of the Company with respect to the obligations set forth in the immediately preceding sentence shall apply to the other Stockholder on a pro rata basis (based on the number of Registrable Securities proposed to be sold by the Stockholders in such Registration).

(b) If requested by the underwriters, the Stockholders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period. The provisions of this Section 1.08 shall be binding upon any Transferee who acquires Registrable Securities.

Section 1.09 Transfer of Registration Rights. The registration rights set forth in this Article I may be assigned, in whole or in part, to any Permitted Transferee (who shall be bound by all obligations of this Agreement), provided that such rights of assignment will in no event be deemed to enlarge, alter or otherwise expand the rights of any Stockholder set forth in Section 1.01 or Section 1.02.

Section 1.10 Access. Upon the request of a Stockholder, so long as such Stockholder holds Registrable Securities, such Stockholder and any representatives of such Stockholder shall have (i) reasonable access (at reasonable times and upon reasonable notice) to all executive officers and accountants of the Company and its Subsidiaries and (ii) reasonable access (at reasonable times and upon reasonable notice) to all premises, properties, books, records (including tax records), contracts, financial and operating data and information and documents pertaining to the Company and its Subsidiaries and shall be entitled to make copies of such books, records, contracts, data, information and documents as such Stockholder or its representatives may reasonably request

Section 1.11 Termination. The registration rights set forth in this Article I shall not be available to any Stockholder if all of the Registrable Securities held by such Stockholder have been sold in a registration pursuant to the Securities Act or pursuant to Rule 144.

ARTICLE II.

REPRESENTATIONS; WARRANTIES AND COVENANTS

Section 2.01 Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, severally and not jointly, and solely on its own behalf, to each other Stockholder and to the Company that on the date hereof:

(a) Existence; Authority; Enforceability. Such Stockholder has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Stockholder is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Stockholder and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by such Stockholder of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Stockholder; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Stockholder is a party or by which such Stockholder’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to such Stockholder.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Stockholder in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Section 2.02 Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder that on the date hereof:

(a) Existence; Authority; Enforceability. The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the organizational documents of the Company or any of its Subsidiaries; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company or any of its Subsidiaries is a party or by which the Company’s or any of its Subsidiaries’ assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the Company or any of its Subsidiaries.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company or any of its Subsidiaries in connection with (a) the execution, delivery or performance of this Agreement and the issuance of the Shares issued on the date hereof or (b) the consummation of any of the transactions contemplated herein.

Section 2.03 Entitlement of the Company and the Stockholders to Rely on Representations and Warranties. The foregoing representations and warranties may be relied upon by the Company and by the Stockholders in connection with the entering into of this Agreement.

ARTICLE III.

INTERPRETATION OF THIS AGREEMENT.

Section 3.01 Defined Terms. As used in this Agreement, the following terms have the respective meaning set forth below:

(a) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such first Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Agreement” shall have the meaning set forth in the preamble.

(c) “BJs” shall have the meaning set forth in the recitals.

(d) “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York are required or authorized to be closed for the transaction of normal banking business

(e) “Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(f) “Common Stock” shall have the meaning set forth in the recitals.

(g) “Company” shall have the meaning set forth in the preamble.

(h) “Coordination Notice” shall have the meaning set forth in Section 1.01(c).

(i) “Covered Sale” means any Transfer of Registrable Securities, other than pursuant to Section 1.01(a), Section 1.01(b) or Section 1.02 of this Agreement or to a Permitted Transferee.

(j) “CVC” shall have the meaning set forth in the preamble.

(k) “CVC Fund Indemnitors” shall have the meaning set forth in Section 4.13(b).

(l) “CVC Indemnitees” shall have the meaning set forth in Section 4.13(b).

(m) “Equity Securities” shall mean (a) any Shares, preferred stock or other capital stock of the Company or any Subsidiary, as the case may be, (b) any security convertible, or exchangeable, with or without consideration, into any Shares or other capital stock of the Company or any Subsidiary, as the case may be (including any option, warrant or other right to subscribe for or purchase such a convertible security), (c) any security carrying or linked to any option, warrant or other right to subscribe for or purchase any Shares or other capital stock of the Company or any Subsidiary or (d) any such option, warrant or other right. All references to Equity Securities held by any Stockholder includes Equity Securities now owned or hereafter acquired (whether or not now authorized, issued or outstanding).

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Indemnified Party” shall have the meaning set forth in Section 1.06.

(p) “Indemnifying Party” shall have the meaning set forth in Section 1.06.

(q) “Initiating Investor” shall mean CVC or LGP, in its capacity as an initiator of a Registration of Registrable Securities in accordance with Section 1.01(a).

(r) “IPO” shall have the meaning set forth in the recitals.

(s) “LGP” shall have the meaning set forth in the preamble.

(t) “LGP Fund Indemnitors” shall have the meaning set forth in Section 4.13(a).

(u) “LGP Indemnitees” shall have the meaning set forth in Section 4.13(a).

(v) “Merger” shall have the meaning set forth in the recitals.

(w) “Notifying Investor” shall have the meaning set forth in Section 1.01(c).

(x) “Organizational Documents” shall mean the certificate of incorporation and by-laws of the Company.

(y) “Original Agreement” shall have the meaning set forth in the recitals.

(z) “Permitted Transferee” shall mean any Affiliate of LGP or CVC, as the case may be; provided that (i) any Permitted Transferee of LGP shall be treated as LGP for all purposes hereof, and (ii) any Permitted Transferee of CVC shall be treated as CVC for all purposes hereof

(aa) “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

(bb) “Pro Rata Portion” means, with respect to any Stockholder, the aggregate number of Registrable Securities to be transferred, multiplied by such Stockholder’s percentage ownership of Registrable Securities held by all Stockholders; provided, however, that in any Rule 144 Transfer the Registrable Securities to be transferred shall be deemed to be the maximum aggregate number of Registrable Securities held by the Stockholders that are then permitted to be sold by the Stockholders as a group in accordance with Rule 144.

(cc) “Register”, “Registered” and “Registration” shall mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement.

(dd) “Registrable Securities” shall mean all Shares and all Shares issued or issuable upon conversion of any warrants or options held by any holder of Shares, provided, that, a Registrable Security shall cease to be a Registrable Security as such time as the holder thereof is entitled to sell such Registrable Security within six (6) months under Rule 144(k) or Regulation S of the Securities Act or otherwise without restriction under the Securities Act.

(ee) “Registration Expenses” shall mean all expenses incurred by the Company in compliance with Section 1.01 and Section 1.02 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of counsel for the Stockholders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

(ff) “Required Period” shall mean one hundred and eighty (180) days following the first day of effectiveness of such Registration.

(gg) “Rule 144” means Rule 144 under the Securities Act.

(hh) “Rule 144 Transfer” means any transfer conducted in accordance with Rule 144.

(ii) “S-1 Demand” shall have the meaning set forth in Section 1.01(a).

(jj) “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

(kk) “Shares” shall mean all shares of Common Stock.

(ll) “Stockholders” shall have the meaning set forth in the preamble.

(mm) “Subsidiaries” shall mean when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of such first Person’s Subsidiaries, or by such first Person and one or more of such first Person’s Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of such first Person’s Subsidiaries, or such first Person and one or more of such first Person’s Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

(nn) “Transfer” shall mean any sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition in one transaction or a series of related transactions (including by merger, consolidation, operation of law or otherwise); and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning. For the avoidance of doubt, a sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of a controlling interest in any Stockholder, in each case directly or through the sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of a controlling interest, whether through a stock sale or otherwise, in any ultimate or intermediate parent entity of such Stockholder, shall constitute a “Transfer” for purposes of this Agreement, as if such interest was a direct interest in the Company; provided, however that with respect to any Stockholder organized for the business purpose of, or whose sole business purpose is, the holding of Equity Securities (a “Holding Company”), any sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of any interest in any such Stockholder or any ultimate or intermediate parent entity of such Stockholder (solely to the extent that such entity is a is also a Holding Company), shall in each case constitute a “Transfer” for purposes of this Agreement.

(oo) “Transitory Subsidiary” shall have the meaning set forth in the recitals.

(pp) “Violation” shall have the meaning set forth in Section 1.06(a).

(qq) “Voting Agreement” shall mean the Voting Agreement of even date hereof between CVC and LGP, as the same may be amended, supplemented or otherwise modified.

Section 3.02 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 3.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

Section 3.04 Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

ARTICLE IV.

MISCELLANEOUS

Section 4.01 Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or sent by electronic mail or facsimile, or mailed by overnight courier or by registered or certified mail, postage prepaid:

To the Company:

BJ’s Wholesale Club Holdings, Inc.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., #2000

Los Angeles, CA 90025

Attn: Jonathan A. Seiffer (seiffer@leonardgreen.com)

        J. Kristofer Galashan (galashan@leonardgreen.com)

Facsimile: (310) 954-0404

and

c/o CVC Capital Partners Advisory (US), Inc.

One Maritime Plaza, Suite 1610

San Francisco, CA 94111

Attn: Cameron Breitner (CBreitner@cvc.com)

         Nishad Chande (nchande@cvc.com)

Facsimile: (415) 520-2312

To CVC:

CVC Beacon LLC

c/o CVC Capital Partners Advisory (US), Inc.

One Maritime Plaza, Suite 1610

San Francisco, CA 94111

Attn: Cameron Breitner (CBreitner@cvc.com)

         Nishad Chande (nchande@cvc.com)

Facsimile: (212) 265-6375

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attn: Howard A. Sobel (Howard.Sobel@lw.com) Paul Kukish (Paul.Kukish@lw.com) Facsimile: (212) 751-4864

To LGP:

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., #2000

Los Angeles, CA 90025

Attn:Jonathan A. Seiffer (seiffer@leonardgreen.com)

         J. Kristofer Galashan (galashan@leonardgreen.com)

Facsimile: (310) 954-0404

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attn: Howard A. Sobel (Howard.Sobel@lw.com) Paul Kukish (Paul.Kukish@lw.com) Facsimile: (212) 751-4864

or at such other address and to the attention of such other person as the Stockholder may designate by written notice to the Company.

(b) Any notice so addressed shall be deemed to be received: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

Section 4.02 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

Section 4.03 Entire Agreement. This Agreement and the Voting Agreement constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior understandings among such parties.

Section 4.04 Amendment and Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and each of the Stockholders. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 4.05 Business Opportunities; No Recourse.

(a) None of the Stockholders nor any of their respective Affiliates shall have any obligation to present any business opportunity to the Company or any of its subsidiaries, even if the opportunity is one that the Company or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such Person shall be liable to the Company or any of its subsidiaries or any Stockholder for breach of any fiduciary or other duty, as a Stockholder, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its subsidiaries.

(b) Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any party hereto or any of their successors or permitted assignees or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, for any obligation of any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.06 Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 4.07 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or pdf format), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 4.08 Submission to Jurisdiction; Waiver of Jury Trial EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND OF ANY DELAWARE STATE COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS STOCKHOLDERS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.09 Specific Performance. The Company and the Stockholders hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 4.10 Conflict with Organizational Documents. In the event of any conflict between the terms and conditions of this Agreement and the Organizational Documents, the terms and conditions of this Agreement shall control. The parties shall cooperate to take any actions necessary to ensure that the Organizational Documents conform to the terms and conditions of this Agreement.

Section 4.11 No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto.

Section 4.12 Stockholder Acting as Creditor. Nothing in this Agreement shall impair or otherwise affect any Stockholder’s rights as a creditor of the Company or any of its Subsidiaries or in any other relationship with the Company, any of its Subsidiaries or any other Stockholder.

Section 4.13 Indemnification.

(a) Any director, officer, employee or agent of the Company entitled to indemnification, advancement of expenses and/or insurance, pursuant to this Agreement or the Organizational Documents of the Company and that is an officer, employee, partner or advisor of LGP or any of their Affiliates (each such person, a “LGP Indemnitee”), may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of LGP and/or their Affiliates (collectively, the “LGP Fund Indemnitors”). Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company or otherwise: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each LGP Indemnitee are primary and any obligation of the LGP Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each LGP Indemnitee are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by each LGP Indemnitee and will be liable for the full amount of all liabilities, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by this Agreement, without regard to any rights each LGP Indemnitee may have against the LGP Fund Indemnitors, and (iii) the Company irrevocably waives, relinquishes and releases the LGP Fund Indemnitors from any and all claims against the LGP Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company or otherwise, no advancement or payment by the LGP Fund Indemnitors on behalf of a LGP Indemnitee with respect to any claim for which such LGP Indemnitee has sought indemnification or advancement of expenses from the Company will affect the foregoing and the LGP Fund Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such LGP Indemnitee against the Company. The LGP Fund Indemnitors are express third-party beneficiaries of the terms of this Section 4.13(a).

(b) Any director, officer, employee or agent of the Company entitled to indemnification, advancement of expenses and/or insurance, pursuant to this Agreement or the Organizational Documents of the Company and that is an officer, employee, partner or advisor of CVC or any of their Affiliates (each such person, a “CVC Indemnitee”), may have certain rights to indemnification, advancement of expenses and/or insurance provided by or on behalf of CVC and/or their Affiliates (collectively, the “CVC Fund Indemnitors”). Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company or otherwise: (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each CVC Indemnitee are primary and any obligation of the CVC Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each CVC Indemnitee are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by each CVC Indemnitee and will be liable for the full amount of all liabilities, expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by this Agreement, without regard to any rights each CVC Indemnitee may have against the CVC Fund Indemnitors, and (iii) the Company irrevocably waives, relinquishes and releases the CVC Fund Indemnitors from any and all claims against the CVC Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company or otherwise, no advancement or payment by the CVC Fund Indemnitors on behalf of a CVC Indemnitee with respect to any claim for which such CVC Indemnitee has sought indemnification or advancement of expenses from the Company will affect the foregoing and the CVC Fund Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such CVC Indemnitee against the Company. The CVC Fund Indemnitors are express third-party beneficiaries of the terms of this Section 4.13(b).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

BJ’S WHOLESALE CLUB HOLDINGS, INC.

By:
Name:
Title:

STOCKHOLDERS:

GREEN EQUITY INVESTORS V, L.P.

By: GEI Capital V, LLC, its General Partner

By:
Name:
Title:

GREEN EQUITY INVESTORS SIDE V, L.P.

By: GEI Capital V, LLC, its General Partner

By:
Name:
Title:

BEACON COINVEST LLC

By:
Name:
Title:

CVC BEACON LP

By: CVC Beacon GP LLC, its general partner

By:
Name: Cameron Breitner
Title: President and Assistant Secretary

SCHEDULE A

LGP Investors

Stockholder	Common Stock
Green Equity Investors V, L.P.	[______	]
Green Equity Investors Side V, L.P.	[______	]
Beacon Coinvest LLC	[______	]
Total	[______	]

SCHEDULE B

CVC Investors

Stockholder	Common Stock
CVC Beacon LP	[______	]
Total	[______	]

25